Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated October 9, 2009, relating to the consolidated financial statements of Invitel S.A. (“the Company”), which report express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to: (1) the fact that the financial statements for the prior periods have been recasted for changes in Brazilian accounting practices in 2008 for comparative purposes (2) the existence of differences between Brazilian accounting practices and accounting principles generally accepted in the United States of America, (3) the merger of the Company into its subsidiary Solpart Participações S.A. on July 31, 2009, and (4) the adoption of certain provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” effective January 1, 2009 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

Rio de Janeiro, December 7, 2009